Exhibit 10.61

Dear Mr. Steven E. English:

The purpose of this letter is to confirm our understanding with respect to the disposition of your rights under your Termination Benefits Agreement with Meridian Insurance Group, Inc (the “Agreement”). By signing this letter you have agreed to continue your employment with State Auto, and to forego collecting the full amount of your benefits due under such Agreement were you to leave the employ of the Company prior to June 1, 2004. In consideration of that, State Auto P&C has agreed to pay you an amount equal to $450,000. (the “Retention Payment”) under the terms described below.

This Retention Payment will be paid to you in the form of $350,000 in cash and $100,000 in options. The $350,000 will be paid to you in five annual payments of $70,000. The first $70,000 payment will be made on June 1, 2004. It is understood that your base salary of $150,000 will not be reduced during the term of the five annual cash installments, by virtue of the Retention Payment installments.

A one time grant of non-qualified stock options to be made on June 1, 2004 will be proposed by the Company to the Compensation Committee of STFC. The number of options will be calculated by dividing $100,000 by STFC’s closing stock price on May 31, 2004. The options granted will vest in five annual increments of 20% each with the first 20% vesting on June 1, 2004. The term of the options will be 10 years. Aside from the vesting provisions, the terms of the options will be substantially similar to the non-qualified stock options previously granted to you by the Compensation Committee.

If your employment terminates, any unpaid installments of the Retention Payment are forfeited and any unvested options lapse and become void. The following exceptions to the foregoing sentence apply: If your employment terminates (i) at the initiation of the Company without “good cause” or (ii) as a result of your death or your becoming permanently and totally disabled, as defined by the Company’s ERG, then the cash portion of the Retention Payment remaining unpaid as of such employment termination date will be paid to you or your designated beneficiary (in the event of your death) and any unvested stock options granted pursuant to this letter will vest on the date of such termination of your employment. For the purposes of this letter, “good cause” for the Company to initiate (and effect) the termination of your employment means your having been convicted for fraud or a felony involving the Company or for theft of corporate assets. Except as set forth herein, payment of any Retention Payment installments may not be accelerated.

If the Compensation Committee in its sole discretion decides not to grant the option portion of the Retention Payment, there shall be substituted for such options a cash payment equal to $100,000.

Please acknowledge your consent to the provisions of this letter by designating a beneficiary below, signing a copy of this letter and returning it to me. Your Termination Benefit Agreement with MIGI is hereby cancelled. It is also understood and agreed that this does not constitute an agreement of employment. You remain an employee at will.

Sincerely,

/s/ Steven J. Johnston

For State Auto P&C

Signed:	/s/ Steven J. Johnston
Date:	2/9/04

I agree to the foregoing.

Signed:	/s/ Steven E. English
Date:	2/9/04
Beneficiary:	Deanna C. English